UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CARE.COM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARE.COM, INC.

201 Jones Road, Suite 500
Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2014

To the Stockholders of Care.com, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders, or the Annual Meeting, of Care.com, Inc., a Delaware corporation, or the Company, will be held on Friday, May 30, 2014, at 10:00 a.m. local time, at the offices of Latham & Watkins LLP, located in the John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston, Massachusetts 02116, for the following purposes:

1.                                      To elect two Class I directors to hold office until the 2017 annual meeting of stockholders or until their successors are elected;

2.                                      To ratify the selection, by the Audit Committee of the Company’s Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 27, 2014;

3.                                      To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders who owned the Company’s common stock at the close of business on April 14, 2014 can vote at this meeting or any adjournments that take place.

The Company’s Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials

for the annual meeting of Shareholders To Be Held on May 30, 2014:

the proxy statement and 2014 annual report are available at

http://www.astproxyportal.com/ast/18681/.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED RETURN ENVELOPE, OR VOTE OVER THE INTERNET AS INSTRUCTED ON THE PROXY CARD OR VOTING INSTRUCTION CARD. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED RETURN ENVELOPE IS MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

Waltham, Massachusetts April 22, 2014	Diane M. Musi General Counsel and Corporate Secretary

CARE.COM, INC.

201 Jones Road
Suite 500
Waltham, Massachusetts 02451

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

May 30, 2014

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors, or the Board, of Care.com, Inc. is soliciting your proxy to vote at the Care.com, Inc. 2014 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Friday, May 30, 2014, at 10:00 a.m. local time, at the offices of Latham & Watkins LLP, located in the John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston, Massachusetts 02116.  Except where the context otherwise requires, references to “Care.com,” “the Company,” “we,” “us,” “our,” and similar terms refer to Care.com, Inc.

•                  This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•                  The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We are mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and Proxy Card to our stockholders of record as of April 14, 2014, or the Record Date, for the first time on or about April 25, 2014. In this mailing, we are also including our Annual Report on Form 10-K for the year ended December 28, 2013, which, together with the additional cover materials attached thereto, constitutes our 2013 Annual Report to Stockholders, or the 2013 Annual Report. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the 2013 Annual Report so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. Our Annual Report on Form 10-K is also available in the “Financial Information — SEC Filings” section of our website at investors.care.com.

The only voting securities of Care.com are shares of common stock, $0.001 par value per share, or the common stock, of which there were 30,981,267 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, to  establish a quorum for the transaction of business. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have sent you this Proxy Statement and the enclosed Proxy Card because our Board of Directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed Proxy Card, or follow the instructions below to submit your proxy over the Internet.

We intend to mail this Proxy Statement and accompanying Proxy Card on or about April 25, 2014 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 30,981,267 shares of our common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC, or AST, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed Proxy Card or vote by proxy on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on two (2) proposals:

•                  Proposal No. 1—the election of two Class I directors to hold office until our 2017 Annual Meeting of Stockholders; and

•                  Proposal No. 2—the ratification of the selection, by the audit committee of our Board, of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 27, 2014.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

•                  For Proposal 1, you may either vote “FOR” all the nominees to the Board or you may “WITHHOLD” your vote for any nominee you specify or abstain from voting.

•                  For Proposal 2, you may either vote “FOR” or “AGAINST” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card or over the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•                  Voting in Person: To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•                  Voting by Mail: To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares as you direct.

•                  Voting over the Internet: To vote by proxy over the Internet, follow the instructions provided on the Proxy Card.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Who counts the votes?

AST has been engaged as our independent agent to tabulate stockholder votes, or Inspector of Elections. If you are a stockholder of record, your executed Proxy Card will be returned directly to AST for tabulation. As noted above, if you hold your shares through a broker, your broker will return one Proxy Card to AST on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Elections, who will separately count “For” and (with respect to Proposal 2) “Against” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, the Inspector of Elections will count the number of “Withheld” votes received for the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information under the captions “What are “broker non-votes?” and “Which ballot measures are considered “routine” and “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 27, 2014 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposal?

With respect to Proposal No. 1, the election of directors, the two Class I director nominees receiving the highest number of votes will be elected. Only votes “For” or “Withheld” will affect the outcome of this proposal.

With respect to Proposal No. 2, the affirmative vote of a majority of votes cast is required for approval. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the two nominees for director, and “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards you receive or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•                  You may submit another properly completed proxy with a later date.

•                  You may send a written notice that you are revoking your proxy to our Corporate Secretary at Care.com, Inc., 201 Jones Road, Suite 500, Waltham, Massachusetts 02451.

•                  You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s annual meeting of stockholders?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 19, 2014, to our Corporate Secretary at Care.com, Inc., 201 Jones Road, Suite 500, Waltham, Massachusetts 02451; provided that if the date of the annual meeting is more than 30 days from May 30, 2015, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. If you wish to submit a proposal that is not to be included in our proxy materials for next year’s annual meeting pursuant to the shareholder proposal procedures of the Securities and Exchange Commission, or the SEC. or to nominate a director, you must do so between December 19, 2014 and January 18, 2015; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 30, 2015, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 30,981,267 shares outstanding and entitled to vote.

Accordingly, 15,490,634 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

We will announce voting results by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or the SEC, within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K with the SEC within four business days after the day the final results are available.

Implications of being an “emerging growth company”.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about the Company’s executive compensation arrangements and do not require us to hold non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors, or the Board, is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of seven directors, divided into the three classes:

•                  Class I directors:  Sheila Lirio Marcelo and Steven Cakebread, whose current terms will expire at the Annual Meeting;

•                  Class II directors:  Tony Florence, J. Sanford Miller and Antonio Rodriguez, whose current terms will expire at the annual meeting of stockholders to be held in 2015; and

•                  Class III directors:  Brian Swette and Amanda Ginsberg, whose current terms will expire at the annual meeting of stockholders to be held in 2016.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Sheila Lirio Marcelo and Steven Cakebread have been nominated to serve as Class I directors and have agreed to stand for reelection. Each director to be elected will hold office from the date of his or her election by the stockholders until the third subsequent annual meeting of stockholders or until her or his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two Class I director nominees named above. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class I nominees (who are currently standing for re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position(s)/office(s) held within the Company as of the date of this Proxy Statement:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the Annual Meeting
Sheila Lirio Marcelo(1)	43	Founder, President, Chief Executive Officer and Director	2006
Steven Cakebread(2)	62	Director	2013
Class II Directors whose terms expire at the 2015 Annual Meeting of Stockholders
Tony Florence(2)(3)	45	Director	2010
J. Sanford Miller(2)(4)	64	Director	2012
Antonio Rodriguez(3)(4)	39	Director	2012
Class III Directors whose terms expire at the 2016 Annual Meeting of Stockholders
Brian Swette(3)(5)	60	Director	2007
Amanda Ginsberg	44	Director	2012

(1)           Chairman of the Board

(2)           Member of the audit committee.

(3)           Member of the compensation committee.

(4)           Member of the nominating and corporate governance committee.

(5)           Lead independent director.

Set forth below is biographical information, as of the date of this Proxy Statement, for the Class I director nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders

Sheila Lirio Marcelo is our founder and has served as our President and Chief Executive Officer and a director since October 2006. Ms. Marcelo has served as the chairman of the Board since October 2011. Prior to founding Care.com in 2006, Ms. Marcelo was an Entrepreneur-in-Residence at Matrix Partners, a venture capital firm, for six months. From 2005 to the beginning of 2006, Ms. Marcelo served as Vice President and General Manager of TheLadders.com, an online job matching service. Before joining TheLadders.com, Ms. Marcelo spent five years at Upromise, Inc., an online service that helps families save for college, where she held various executive positions, including Vice President, Product Management and Marketing. Earlier in her career, Ms. Marcelo was a consultant for Monitor Group and Pyramid Research, and she began her career as an analyst at Putnam, Hayes & Bartlett. Ms. Marcelo graduated from Mount Holyoke College with a degree in economics and received her M.B.A. and J.D. from Harvard

University. We believe Ms. Marcelo is qualified to serve on the Board due to the perspective, leadership and operational experience she brings as our Chief Executive Officer, as well as the vision and continuity she brings as our founder.

Steven Cakebread has served as a member of the Board since December 2013. Mr. Cakebread currently serves, since March 2013, as Senior Vice President, Chief Accounting Officer and Chief Financial Officer of D-Wave Systems Inc., a quantum computer manufacturer. From March 2010 to December 2012, Mr. Cakebread served as Executive Vice President and Chief Financial Officer of Pandora Media, Inc., a provider of Internet radio. From February 2009 to August 2009, Mr. Cakebread served as Senior Vice President and Chief Accounting Officer of Xactly Corporation, a provider of on-demand sales performance management software. From February 2008 to January 2009, Mr. Cakebread served as President and Chief Strategy Officer of Salesforce.com, Inc., a customer relationship management service provider, and as Executive Vice President and Chief Financial Officer of Salesforce.com from May 2002 to February 2008. Mr. Cakebread currently serves on the boards of directors of SolarWinds, Inc. and ServiceSource International LLC, as well as several private companies. Mr. Cakebread also previously served on the board of directors of eHealth, Inc. from June 2006 to June 2012. Mr. Cakebread holds a B.S. in Business from the University of California at Berkeley and an M.B.A. from Indiana University. We believe Mr. Cakebread is qualified to serve on the Board due to his extensive financial, operational and senior management experience with both public and private companies.

Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders

Tony Florence has served as a member of the Board since October 2010. Mr. Florence is a General Partner of New Enterprise Associates, or NEA, a venture capital firm, where he co-leads the firm’s consumer Internet investment practice and venture growth equity efforts. Mr. Florence currently serves as a director of Cvent, Inc., a provider of online software for event management, web surveys and email marketing. Mr. Florence also currently serves on the boards of several private companies. Prior to joining NEA in 2008, Mr. Florence spent 14 years at Morgan Stanley, most recently as a Managing Director and Head of Technology Banking in New York. Mr. Florence holds an M.B.A. and an A.B. in Economics from Dartmouth College. We believe Mr. Florence is qualified to serve on the Board due to his broad investment experience in the consumer Internet industry.

J. Sanford (Sandy) Miller has served as a member of  the Board since August 2012. Since 2006, Mr. Miller has been a General Partner of Institutional Venture Partners, or IVP, a venture capital firm, where he focuses on later-stage venture and growth equity investments in technology, Internet and digital media companies. Mr. Miller served as a director of Vonage, a provider of broadband phone services, from 2004 to May 2011 and as a director of FleetMatics, a provider of GPS tracking applications for commercial fleets, from November 2010 to August 2013. Mr. Miller also currently serves as a director of several private companies. Prior to joining IVP in 2006, Mr. Miller was a Senior Partner with 3i, a venture capital firm, from 2001 to 2006. Earlier in his career, Mr. Miller was a technology investment banker, management consultant and corporate lawyer. Mr. Miller holds a B.A. from the University of Virginia and an M.B.A. and a J.D. from Stanford University. We believe Mr. Miller is qualified to serve on the Board due to his extensive background in the private equity industry and his service on the boards of directors of public and private companies.

Antonio Rodriguez has served as a member of the Board since December 2012. Mr. Rodriguez is a General Partner at Matrix Partners, a venture capital firm, where he focuses on consumer Internet, mobile, software and Internet infrastructure companies. Mr. Rodriguez currently serves as a director of several private companies. Prior to joining Matrix in 2010, Mr. Rodriguez was Chief Technology Officer of the Consumer Imaging and Printing Division at HP, a global technology company, from 2007 to 2010. Prior to that, Mr. Rodriguez was the Founder and Chief Executive Officer of Tabblo, a high-end photo site, from 2005 until its acquisition by HP in 2007. Mr. Rodriguez holds an A.B. from Harvard University and an M.B.A. from the Stanford Graduate School of Business. We believe Mr. Rodriguez is qualified to serve on the Board due to his extensive operational, senior management and board experience with consumer Internet, mobile and software companies.

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

Brian Swette has served as a member of the Board since May 2007 and as our lead independent director since December 2013. Mr. Swette has served as Chairman of Sweet Earth Natural Foods, a natural foods company, since September 2011 and as its President since September 2012. Mr. Swette currently serves as a director of Jamba, Inc., owner and franchisor of Jamba Juice beverage and food offerings, and Shutterfly, a retailer of personalized products and services. Mr. Swette previously served on the board of directors of Schiff Nutrition International, a nutritional supplement company, from November 2011 until its acquisition by Reckitt Benckiser Group in October 2012. Mr. Swette also previously served on the board of directors of Burger King Holdings, Inc. from 2002 to 2010. From 1998 to 2002, Mr. Swette served as eBay’s Chief Operating Officer where he oversaw the company’s international expansion, marketing and customer support. Prior to joining eBay, Mr. Swette spent 17 years at PepsiCo, including four years as Executive Vice President and Chief Marketing Officer from 1994 to 1998 where he was responsible for the worldwide marketing and advertising efforts for all Pepsi-Cola brands. Mr. Swette holds a bachelor’s degree in economics from Arizona State University. We believe Mr. Swette is qualified to serve on the Board due to his extensive operational, senior management and board experience with public and private consumer products and Internet companies.

Amanda Ginsberg has served as a member of the Board since February 2012. Ms. Ginsberg currently serves as Chief Executive Officer of Tutor.com, a provider of on-demand instructional solutions for students and professionals. Prior joining Tutor.com, from January 2012 until May 2013 Ms. Ginsberg served as Chief Executive Officer of Match.com, an online dating website, and as President of Match.com North America from 2006 to 2012. Ms. Ginsberg also served as Vice President and General Manager for Match.com’s sister site, Chemistry.com, from 2006 to 2008. Ms. Ginsberg holds an undergraduate degree from the University of California at Berkeley and an M.B.A. from The Wharton School of Business at the University of Pennsylvania. We believe Ms. Ginsberg is qualified to serve on the Board due to her extensive operational and senior management experience with consumer Internet companies.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has engaged Ernst & Young LLP as our independent registered public accounting firm for the year ending December 27, 2014, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since the year ended December 31, 2007. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance.  Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to Ernst & Young LLP during the years ended December 31, 2012 and December 28, 2013.

	Year Ended
	December 31, 2012	December 28, 2013
Audit Fees(1)	$285,313	$2,066,980
Audit-Related Fees(2)	28,650	—
Tax Fees(3)	68,885	78,400
All Other Fees(4)	—	1,995
Total Fees	$382,848	2,147,375

(1)                                 Audit fees consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)                                 Audited related fees consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees”.

(3)                                 Tax fees consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

(4)                                 Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of fees for access to Ernst & Young’s online accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee adopted, and our board of directors ratified, a policy that became effective upon the closing of our initial public offering in January 2014 under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed above. The audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC, and the Public Company Accounting Oversight Board. The audit committee has pre-approved all services performed since our policy on pre-approval of audit and non-audit services was adopted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Care.com, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to assist our board of directors in its oversight of our financial reporting processes, our accounting policies and procedures, and our financial and accounting controls. The audit committee’s functions are more fully described in its charter, which is available on our website at investors.care.com.

Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.   Ernst & Young LLP (“Ernst & Young”), our independent registered public accounting firm for 2013, was responsible for performing an independent audit of our 2013 consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed with management our audited financial statements for the year ended December 28, 2013. In addition, the audit committee has met with Ernst & Young, with and without management present, to discuss the overall scope of Ernst & Young’s audit, the results of its audits and the overall quality of Care.com’s financial reporting.

The audit committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 114 regarding “The Auditor’s Communication With Those Charged With Governance” and by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communication with Audit Committees.” The audit committee also has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the audit committee concerning independence, and has discussed with Ernst & Young its independence from us.

Based on the review and discussions referred to above, the audit committee recommended to Care.com’s board of directors that the Company’s audited financial statements be included in Care.com’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013.

The audit committee has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2014 and is seeking ratification of such selection by the stockholders.

Audit Committee Steven Cakebread (Chairman) Tony Florence J. Sanford Miller

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

The Board has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code is posted under the “Corporate Governance — Governance Documents” section of our website, investors.care.com. In addition, we intend to post on our website all disclosures that are required by law or the New York Stock Exchange, or NYSE, listing standards concerning any amendments to, or waivers from, any provision of the code..

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. The Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other things, Board and committee composition and selection, director independence, Board meetings, Chief Executive Officer performance evaluation and succession planning for the Chief Executive Officer. A copy of our Corporate Governance Guidelines is available under the “Corporate Governance — Governance Documents” section of our website, investors.care.com.

Independence of the Board of Directors

The Board has determined that all of our directors, other than Ms. Marcelo, qualify as “independent” directors in accordance with the listing requirements of the NYSE. Ms. Marcelo is not considered independent because she is an employee of Care.com. The NYSE independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of such director’s family members has engaged in various types of business dealings with us. In addition, as required by NYSE rules, the Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

Leadership Structure of the Board

The Board is currently chaired by Sheila Lirio Marcelo, our President and Chief Executive Officer. In December 2013, the Board established the position of lead independent director and elected Brian Swette as lead independent director. Our amended and restated by-laws and corporate governance guidelines provide  the Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or utilize a lead director in accordance with its determination that one or the other structure would be in the best interests of our company. The Board has concluded that our current leadership structure is appropriate at this time. However, the Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. The Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines.

Board Committees

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•                  appoints and determines the compensation and retention of our independent registered public accounting firm;

•                  evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•                  determines the engagement of the independent registered public accounting firm;

•                  reviews and approves the scope of the annual audit and the audit fee;

•                  discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•                  approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•                  reviews our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC; and

•                  establishes policies and procedures for the receipt, retention and treatment of accounting-related complaints and concerns:

•                  prepares the audit committee report required by SEC rules to be included in our annual proxy statement; and

•                  reviews and evaluates, at least annually, the audit committee charter and the committee’s performance.

The members of our audit committee are Messrs. Cakebread, Florence and Miller, with Mr. Cakebread serving as chairperson of the committee. The Board has determined that each of these members is an independent director under NYSE rules and under Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each of these members meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. The Board has determined that Mr. Cakebread is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite accounting or related financial management expertise as defined under the applicable NYSE rules and regulations. A current copy of the audit committee charter is available in the “Corporate Governance — Governance Documents” section of our website at investors.care.com.

Compensation Committee

The compensation committee’s responsibilities include:

•                  reviewing and recommending policies relating to compensation and benefits of our executive officers;

•                  reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and determining (either alone or, if directed by the Board, in conjunction with a majority of the independent directors on the Board) our Chief Executive Officer’s compensation;

•                  reviewing and setting or recommending to the Board the compensation of our executive officers other than our Chief Executive Officer;

•                  reviewing and approving or recommending to the Board the issuance of stock options and other awards under our stock plans;

•                  reviewing and making recommendations to the Board with respect to director compensation;

•                  appointing, compensating and overseeing the work of any compensation consultant or other advisor retained by the committee; and

•                  reviewing and evaluating, at least annually, the compensation committee charter and the committee’s performance.

The members of our compensation committee are Messrs. Florence, Swette and Rodriguez, with Mr. Florence serving as chairperson of the committee. The Board has determined that each of these members is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. While we are relying on the phase-in schedule permitted by the NYSE listing rules relating to compensation committee member independence, the Board has determined that Messrs. Florence and Swette are independent under the applicable rules and regulations of the NYSE.  A current copy of the compensation committee charter is available in the “Corporate Governance — Governance Documents” section of our website at investors.care.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•                  identifying individuals qualified to become board members;

•                  recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•                  developing and recommending to the Board a set of corporate governance guidelines and principles;

•                  overseeing the annual evaluation of the Board; and

•                  reviewing and evaluating, at least annually, the nominating and corporate governance committee charter and the committee’s performance.

The members of our nominating and corporate governance committee are Messrs. Miller and Rodriguez, with Mr. Miller serving as the chairperson of the committee. Each of these members is an independent director under the applicable rules and regulations of the NYSE relating to nominating and corporate governance committee independence. A current copy of the nominating and corporate governance committee charter is available in the “Corporate Governance — Governance Documents” section of our website at investors.care.com.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

The Board met seven times during the last fiscal year. The audit committee met three times and the compensation committee met three times during the last fiscal year.  We did not have a standing nominating and corporate governance committee at any time during the last fiscal year. During the last fiscal year, each board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served. We encourage all of our directors and nominees for director to attend the Annual Meeting; however, attendance is not mandatory.

Director Nominations

The nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members.  To facilitate the search process, the nominating and corporate governance committee solicits current directors and executives of the Company for the names of potentially qualified candidates or asks directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The nominating and corporate governance committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Once potential candidates are identified, the nominating and corporate governance committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the committee of candidates for election as director.

In evaluating the suitability of individual candidates (both new candidates and current Board members), the nominating and corporate governance committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; finance experience; experience relevant to the Company’s industry; experience as a board or executive officer member of another publicly held company; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members; diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized business or career experience relevant to the success of the Company; and practical and mature business judgment, including the ability to make independent analytical inquiries.  The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.  In determining whether to recommend a director for re-election, the nominating and corporate governance committee may consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the nominating and corporate governance committee, c/o Corporate Secretary, Care.com, Inc., 201 Jones Road, Suite 500, Waltham, Massachusetts 02451.  In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the Board,

by following the procedures set forth in the advance notice provisions of our bylaws and within the timing guidelines above under the caption “When are stockholder proposals due for next year’s annual meeting of stockholders?”

Stockholder Communications with the Board of Directors

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to: Board of Directors, c/o  Corporate Secretary, Care.com, Inc., 201 Jones Road, Suite 500, Waltham, Massachusetts 02451.

Compensation Committee Interlocks and Insider Participation

During our last fiscal year, the members of our compensation committee were Patricia Nakache, Tony Florence, Brian Swette and Antonio Rodriguez. No member of our compensation committee during our last fiscal year is or has been a current or former officer or employee of Care.com, Inc. or had any related person transaction involving Care.com, Inc. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during the fiscal year ended December 28, 2013.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were and are a party, in which:

•                  the amounts involved exceeded or will exceed $120,000; and

•                  any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Agreement with USAA

In December 2013, we entered into an alliance agreement with USAA Alliance Services, LLC, or USAA Alliance, an affiliate of United Services Automobile Association, or USAA, pursuant to which USAA Alliance has agreed to promote our services to USAA members and we have agreed to offer our services to their members at specified discounts, which vary based on the nature of the services purchased. Under the terms of the alliance agreement, we have agreed to pay USAA Alliance specified commissions in connection with the services that are purchased by USAA members under the alliance agreement. Commissions vary based on the nature of the services purchased. We made no payments under the alliance agreement in 2013 and we anticipate that our payments under the agreement in 2014 will be less than $100,000.  USAA and its subsidiary USAA Casualty Insurance Company collectively own more than 5% of our common stock.

Indemnification Agreements

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with all of our directors and executive officers.

Executive Compensation and Employment Arrangements

For a description of the compensation arrangements we have with our executive officers and directors, please see “Executive and Director Compensation.”

Breedlove Compensation and Employment Arrangements

Stephanie Breedlove and William Breedlove, the founders of our subsidiary Breedlove & Associates, L.L.C., or Breedlove, are employed by us and together own more than 5% of our common stock.  For the year ended December 28, 2013, we paid each of Ms. Breedlove and Mr. Breedlove total cash compensation of approximately $190,000. In March 2014, we paid each of Ms. Breedlove and Mr. Breedlove a cash bonus of $35,150 in recognition of 2013 performance.

In January 2014, pursuant to the terms of the equity purchase agreement pursuant to which we acquired Breedlove in August 2012, each of Ms. Breedlove and Mr. Breedlove became entitled to the following earn-out payments of cash and shares of Series E Preferred Stock, which Series E Preferred Stock automatically converted into an equal number of shares of our common stock upon the closing of our initial public offering on January 29, 2014:

Name	Cash Payment	Series E Preferred Stock
Stephanie Breedlove	$1,875,000	95,639
William Breedlove	$1,875,000	95,639

Employment Arrangements With Immediate Family Members of Our Executive Officers

Ronald Marcelo, the husband of Sheila Lirio Marcelo, is employed by us. For the year ended December 28, 2013, we paid Mr. Marcelo total cash compensation of approximately $136,000. In March 2014, we paid Mr. Marcelo a cash bonus of $17,000 in recognition of 2013 performance.

Policies and Procedures for Related Party Transactions

We have adopted a written policy for the review of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be, a participant, the amount involved exceeds $120,000 in any one fiscal year, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” had, has or will have a direct or indirect material interest.

The policy will call for such transaction, arrangement or relationship, which we refer to as a “related person transaction,” to be reviewed and, if deemed appropriate, approved by the audit committee of the Board. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chairperson of the audit committee subject to ratification of the transaction by the audit committee at the committee’s next regularly scheduled meeting. If the transaction is not so ratified, the policy will require management to make all reasonable efforts to cancel or annul such transaction. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. In reviewing and approving any such transactions, the audit committee will be tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

All of the transactions described in this section occurred prior to the adoption of the policy.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of the date of this Proxy Statement, as well as biographical information for each executive officer other than Ms. Marcelo, are as follows:

Name	Age	Position(s)
Sheila Lirio Marcelo	43	Founder, President, Chief Executive Officer and Director
David Krupinski	47	Co-Founder and Chief Technology Officer
John Leahy	56	Executive Vice President and Chief Financial Officer
Diane Musi	46	General Counsel and Corporate Secretary

David Krupinski is our co-founder and has served as our Chief Technology Officer since February 2012. Mr. Krupinski previously served as our Senior Vice President of Product and Technology from February 2010 to January 2012, as our Vice President of Product and Technology from February 2008 to January 2010 and as our VP of Product from November 2006 to January 2008. Prior to co-founding Care.com, Mr. Krupinski held senior product management roles at Upromise, including Director of Product Management from 2003 to 2006. Prior to Upromise, Mr. Krupinski held senior management positions at several start-up companies, including Direct Hit (acquired by Ask Jeeves) and Stylus Innovation (acquired by Artisoft). Mr. Krupinski began his career as a Software Engineer at Thomson Financial in 1988. He holds a B.A. and an M.S. from Boston College and received an M.B.A. for Executives from INSEAD in Fontainebleau, France.

John Leahy has served as our Executive Vice President and Chief Financial Officer since March 2013. From June 2008 to March 2013, Mr. Leahy served as Executive Vice President, Chief Financial Officer and Treasurer of iRobot Corporation, a designer and marketer of robots. Mr. Leahy’s responsibilities included advising the company on matters related to financial planning and analysis, corporate strategy, mergers and acquisitions, accounting, investor relations, information technology, tax and treasury. Earlier in his career, Mr. Leahy spent eight years at Keane, Inc., a provider of business consulting and outsourcing services to Fortune 1000 companies, as the company’s Executive Vice President and Chief Financial Officer. Prior to this, Mr. Leahy served in a number of domestic and international financial positions for PepsiCo, Inc., a global food and beverage company. Mr. Leahy received a B.S. in Finance from Merrimack College and an M.B.A. from Boston College.

Diane Musi has served as our General Counsel and Corporate Secretary since June 2011. From 2000 to June 2011, Ms. Musi served in a number of roles at Upromise, including General Counsel from February 2007 to June 2011. At Upromise, Ms. Musi’s responsibilities included advising the company on matters related to legal and regulatory analysis and strategy, mergers and acquisitions, financings, dispute resolution and the negotiation of business critical agreements. Ms. Musi was also responsible for managing the company’s in-house and outside legal counsel. Before Upromise, Ms. Musi was a corporate associate at Goodwin Procter LLP. Ms. Musi is a member of the Massachusetts Bar and holds an A.B. in Government from Dartmouth College and a J.D. from the University of Virginia School of Law.

See above under “Proposal No. 1 Election of Directors” for biographical information of Ms. Marcelo.

EXECUTIVE AND DIRECTOR COMPENSATION

Overview

The compensation earned by our “named executive officers” for 2013 is set forth in detail in the 2013 Summary Compensation Table and other tables and the accompanying footnotes and narrative in this section. As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Our named executive officers for 2013 were:

•                  Sheila Lirio Marcelo, Founder, President and Chief Executive Officer;

•                  David Krupinski, Co-Founder and Chief Technology Officer; and

•                  John Leahy, Executive Vice President and Chief Financial Officer.

The discussion in this section may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the date of this Proxy Statement may differ materially from the existing and currently planned programs summarized in this discussion.

2013 Summary Compensation Table

The following table presents summary information regarding the total compensation earned by our named executive officers for fiscal year 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)	Total ($)
Sheila Lirio Marcelo	2013	269,167		13,500	1,408,683	121,500	—	1,812,850
Founder, President and Chief Executive Officer	2012	259,167		11,250	147,178	113,750	—	531,345
David Krupinski	2013	209,167		13,300	267,679	56,700	—	546,846
Co-Founder and Chief Technology Officer	2012	198,750		2,430	92,500	42,570	30,000	366,250
John Leahy (1)	2013	206,343	(2)	9,752	765,326	87,248	—	1,068,669
Executive Vice President and Chief Financial Officer	2012	—		—	—	—	—	—

(1)  Mr. Leahy joined our Company as Executive Vice President and Chief Financial Officer on March 25, 2013.

(2)  Represents salary earned by Mr. Leahy for the portion of 2013 during which he was employed by us. Mr. Leahy worked as a part-time employee from March 25, 2013 through April 7, 2013 and received a reduced base salary during this period. He became a full-time employee on April 8, 2013 and was paid an annual base salary of $270,000 during the period of his full-time employment.

(3)  Amounts for 2013 represent discretionary bonuses awarded on March 5, 2014 in recognition of 2013 performance.

(4)  Amounts represent the grant date fair value of stock option awards granted in the applicable year, calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions relating to our valuation of stock options, see Note 9 to the Company’s consolidated financial statements for 2013 in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 filed with the SEC on March 6, 2014. For Ms. Marcelo, the amount shown in this column for 2013 includes $150,592, which is the grant date fair value, determined in accordance with FASB ASC Topic 718, of the portion of a stock option to purchase 150,000 shares of our common stock granted to Ms. Marcelo in December 2010 that is considered under FASB ASC Topic 718 to have been granted during 2013.

(5)  Amounts for 2013 represent awards earned under our 2013 cash incentive bonus program.

Role of the Compensation Committee

During 2013, the compensation committee of the Board reviewed executive compensation, including our cash and equity-based compensation programs, and recommended adjustments to the Board for approval. The Board approved 2013 executive compensation arrangements based on the compensation committee’s recommendations and the collective judgment of the Board’s members.  In making 2013 compensation decisions for executive officers, the compensation committee considered the recommendations of our Chief Executive Officer, except with respect to her own compensation.  The committee also retained the services of an independent compensation consultant, Wilson Group, during 2013 to consult on matters relating to executive and director compensation and equity plan matters.

Executive Compensation Components

Base Salary

Base salaries provide our executive officers with a fixed amount of consistent compensation and, in conjunction with equity-based and cash incentive awards, are a significant motivating factor in attracting and retaining our executive officers. We have designed base salaries to be competitive while also seeking to manage our cash resources. At the time an executive officer is first hired, an initial base salary is generally established through individual negotiations between us and the executive officer, taking into account subjective judgments of the Board as to the executive officer’s qualifications, experience, job duties and responsibilities as well as internal pay equity considerations and the executive officer’s prior salary.

For 2013, the compensation committee reviewed the base salaries of our executive officers and recommended adjustments it determined were appropriate to the Board for approval. The compensation committee’s recommendations were based on merit, market considerations or other factors the committee determined to be important. The Board approved adjustments to our executive compensation arrangements based on the compensation committee’s recommendations and the collective judgment of the Board’s members.  Adjustments to base salary became effective in the first quarter of the year following completion of our annual review process, which included a comprehensive self-performance review as well as a manager performance review.

Based on the annual review completed in early 2013, Ms. Marcelo’s annual base salary was increased from $260,000 to $270,000, and Mr. Krupinski’s annual base salary was increased from $200,000 to $210,000, in each case effective as of February 1, 2013. Mr. Leahy’s annual base salary for 2013 was $270,000.

Cash Bonuses

We maintain an annual performance-based cash bonus program for executives, including our named executive officers, to reward performance in achieving corporate goals and, in some cases, department and individual goals. For 2013, the Board was ultimately responsible for approving and administering the bonus program. The compensation committee recommended to the Board for approval the target bonus amounts (expressed as a percentage of base salary) for each executive payable based upon the relative achievement of the applicable performance goals. Historically and for 2013, the Board and our Chief Executive Officer, in consultation with our senior management team, established the bonus program’s corporate performance metrics and goals as well as the relative weightings of the corporate, department and individual performance goals for each executive. The board determined actual bonuses for 2013 with reference to the performance metrics and weightings, based upon the recommendation of the compensation committee and the Board’s judgment.

For fiscal year 2013, our senior management team met periodically to discuss, develop and approve the bonus program’s department goals for each relevant executive and to evaluate the performance of their respective departments against the goals that were established at earlier meetings. In addition, each executive other than our Chief Executive Officer met periodically throughout the year with our Chief Executive Officer to develop that executive’s individual goals and discuss the executive’s performance against those goals. At the completion of the bonus year, our Chief Executive Officer developed and recommended bonus amounts to the compensation committee for each executive officer other than herself. When developing her recommendations, our Chief Executive Officer considered the executive officer’s performance relative to applicable department and individual goals for the year, the Board’s determination of our performance relative to the corporate goals for the year and the relative weightings of the corporate, department and individual performance metrics established by the Board for the executive officer. Our compensation committee and our Chief Executive Officer then met to discuss each executive’s performance during the year against the executive’s individual and department goals as well as our Chief Executive Officer’s recommendation with respect to the executive. The compensation committee further considered our Chief Executive Officer’s recommendations and the committee’s evaluation of individual and overall company performance. The compensation committee then recommended bonus amounts for all of our executive officers to the Board for approval.

In keeping with historical practice, for the 2013 bonus program, Ms. Marcelo’s annual bonus was based on attaining corporate performance goals and the bonuses of our other named executive officers were based upon attaining corporate, department and individual goals established as described above. The corporate performance goals established for the 2013 bonus program related to gross bookings, operational expenses and servicing margin targets. The department goals and individual goals related to each executive’s respective area of responsibility within our business. The relative weightings of performance goals for our named executive officers other than Ms. Marcelo were: corporate goals—60%, department goals—30% and individual goals—10%.  The named executive officers’ 2013 target bonuses (expressed a percentage of base salary) were: Ms. Marcelo—50%, Mr. Krupinski—30% and Mr. Leahy—50%.

In March 2014, the Board reviewed our performance and determined that we attained 90% of the corporate goals for 2013. This resulted in Ms. Marcelo receiving a bonus at 90% of her target level. For the other named executive officers, the Board considered the compensation committee’s recommendations and the Board’s own evaluation of each executive’s department and individual performance. The amounts the Board actually determined to pay our named executive officers under the 2013 bonus program are set forth in the “Non-Equity Incentive Plan Compensation” column of our 2013 Summary Compensation Table.

Equity Compensation

Since our inception, equity-based compensation in the form of stock options, including both non-qualified stock options and tax-qualified incentive stock options, has been an integral component of our executive compensation program. Vesting of stock options is generally based on continued employment with us, typically over four years, thereby encouraging the retention of our executive officers. The Board may from time to time grant options with other vesting requirements, including the achievement of certain corporate performance metrics. All stock options held by our named executive officers are subject to accelerated vesting in connection with an acquisition of our company or certain terminations of employment, as described in the section titled “Potential Payments upon Termination or Change of Control” below.

Our policy is to grant stock options with an exercise price not less than the fair market value of our common stock, which, since our initial public offering, equals the closing price of our common stock on the award grant date.

Our executive officers generally receive a stock option grant in connection with their hiring, and may from time to time receive additional stock option grants to encourage their retention as well as reward them for promotions or performance. Historically, we have not applied a formula to determine the size of individual stock option grants to our named executive officers. Instead, the Board has determined the size of individual grants based on the recommendation of our compensation committee or our Chief Executive Officer and the collective business judgment and experience of the members of the Board. In recommending equity-based awards to the Board, the compensation committee and the Chief Executive Officer have considered, among other factors, the role and responsibility of the individual executive officer, the competitive market for the executive’s position, the size and value of existing equity awards and the committee’s subjective evaluation of individual performance and prior contributions to the company. No specific weights have been assigned to any one of the foregoing factors, although larger awards have typically been granted to executive officers with duties and responsibilities that are more likely to have a larger impact on the creation of long-term shareholder value.

In December 2010, we granted Ms. Marcelo an option to purchase 150,000 shares of our common stock, subject to the achievement of certain performance conditions. The original option was eligible to vest annually as to 25% of the underlying shares based on full achievement of corporate performance goals that are established by our compensation committee or the Board for each of calendar years 2011 through 2014. If the corporate performance goals for a particular year were fully attained, the applicable 25% portion of the option was to vest on January 31 of the calendar year following the performance year. For the 2013 performance year, the Board determined to use the same corporate performance goals as applied to our annual cash bonus program. In March 2014, the Board determined that the company attained 90% of the 2013 corporate goals.  As a result, the portion of the option eligible to vest based on attaining the 2013 performance goals did not vest.  However, in light of Ms. Marcelo’s significant contributions to the Company in 2013, the Board, upon the recommendation of the compensation committee, determined it was appropriate to amend the option to provide that the applicable 25% portion of the option will be eligible to vest as to 12.5% of such portion in quarterly installments over the 24 month period following March 5, 2014, subject to Ms. Marcelo’s continued employment through each applicable vesting date.

In March 2013, we awarded Mr. Leahy an option to purchase 285,912 shares of our common stock upon his commencing employment with us. This award vests as to 25% of the underlying shares on March 25, 2014 and as to an additional 6.25% of the underlying shares at the end of each successive three-month period following March 25, 2014. In addition, during 2013, we awarded Ms. Marcelo and Mr. Krupinski options to purchase 470,000 shares of our common stock and 100,000 shares of our common stock, respectively. These awards vest as to 6.25% of the underlying shares at the end of each successive three-month period following February 1, 2013.

401(k) Plan

We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code. Eligible employees may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as full-time U.S. employees generally.  During 2013, we did not match contributions made by participants in the 401(k) plan or make other contributions to participant accounts.

Other Employee Benefits and Perquisites

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full-time employees.

We may from time to time reimburse moving expenses for our named executive officers that we require to relocate during the course of performing services for us. Our named executive officers do not receive any other perquisites or personal benefits that are not available to all of our U.S. full-time employees generally.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table provides information about outstanding stock options held by each of our named executive officers at December 28, 2013. All of these options were granted under the 2006 Plan. Our named executive officers did not hold any restricted stock or other stock awards at the end of 2013.

Option Awards

Name	Vesting Start Date		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Sheila Lirio Marcelo	10/31/2010	(1)	450,000		150,000	—		2.68	12/8/2020
	—		37,500	(2)	—	75,000	(2)	2.68	12/8/2020
	2/1/2013	(1)	88,125		381,875	—		6.02	2/28/2023
David Krupinski	11/16/2010	(1)	67,500		22,500	—		2.68	12/8/2020
	2/1/2012	(1)	10,937		14,063	—		3.70	2/21/2022
	2/1/2013	(1)	18,750		81,250	—		6.02	2/28/2023
John Leahy	3/25/2013	(3)	—		285,912	—		6.02	3/30/2023

(1)         The option vests as to 6.25% of the underlying shares at the end of each successive three-month period following the vesting start date.

(2)         The original option was eligible to vest in four equal annual installments on January 31, 2012, 2013, 2014 and 2015, based upon whether we fully achieve the corporate performance goals established by the Board or compensation committee for the 2011, 2012, 2013 and 2014 performance years. In December 2012, the Board approved vesting of the 25% portion of the award that was eligible to vest based on 2012 performance, and therefore, 37,500 shares vested on January 31, 2013.  As of December 28, 2013, no determination had been made as to the vesting of the 25% portion of the award (37,500 shares) that was eligible to vest based on 2013 performance and such options remained unearned, in addition to the 25% portion of the award (37,500 shares) that is eligible to vest based on 2014 performance.  Additional information regarding this grant is provided in the 2013 Summary Compensation Table and the section titled “Equity Compensation” above.

(3)         The option vests as to 25% of underlying shares on the first anniversary of the vesting start date and as to an additional 6.25% of the underlying shares at the end of each successive three-month period thereafter.

Potential Payments upon Termination or Change of Control

We have entered into letter agreements with Ms. Marcelo, dated November 15, 2006 and December 9, 2010, and with Mr. Leahy, dated January 28, 2013, that provide benefits in the event of certain terminations of employment. Under the terms of the letter agreements with Ms. Marcelo, if we terminate Ms. Marcelo’s employment without cause or Ms. Marcelo’s employment terminates due to her death, disability or resignation for good reason, she (or her estate or other designee in the event of her death) will be entitled to receive an amount equal to 50% of her annual base salary as in effect at the time of her termination and six months of continued coverage under our medical and dental plans on the same terms that were in effect at the time of her termination (including coverage for her spouse and dependents to the extent covered at the time of her termination). Under the terms of the letter agreement with Mr. Leahy, if we terminate Mr. Leahy’s employment without cause prior to an acquisition of our company, he will be entitled to receive an amount equal to six months of his annual base salary. If we terminate Mr. Leahy’s employment without cause or Mr. Leahy resigns his employment for good reason following an acquisition of our company, he will be entitled to receive an amount equal to 12 months of his annual base salary and reimbursement for a portion of the premiums to continue coverage under our medical and dental plans for 12 months, based on our then-current contribution rate for active employees.

All options held by our named executive officers vest and become exercisable as to an amount equal to 25% of the original number of underlying shares immediately prior to an acquisition of our company. In addition, if a named executive officer is terminated without cause or resigns for good reason within 12 months following an acquisition of our company, all of the named executive officer’s outstanding options will immediately vest and become exercisable in full.

For purposes of the foregoing letter agreements and option agreements: “cause” means (i) a failure to perform reasonably assigned duties which remains uncured for 10 days following written notice, (ii) engaging in dishonesty, gross negligence or misconduct that is injurious to the company or (iii) conviction of a felony or crime involving moral turpitude; and “good reason” means a material adverse change in responsibilities, duties or compensation without consent or the relocation of an individual’s place of work such that the distance from the individual’s residence to place of work increases by more than 30 miles.

Confidentiality, Non-Competition and Non-Solicitation Agreements

Our named executive officers have each entered into agreements containing confidentiality, non-compete and non-solicit covenants. Under the terms of these agreements, our named executive officers have agreed to refrain from disclosing our proprietary information in perpetuity and from competing with us or soliciting our clients, customers or employees for a period of 12 months following termination of their employment.

Non-Employee Director Compensation

Prior to our initial public offering in January 2014, we did not provide any cash compensation to our non-employee directors. New non-employee members of the Board who are not affiliated with our venture capital firm stockholders historically received stock option awards upon commencing service as directors and upon completing four years of continuous service as directors. Employee directors do not receive additional compensation for their service as directors.

None of our directors received compensation for service on the Board during 2013.  The table below shows the aggregate number of option awards (exercisable and unexercisable) held as of December 28, 2013 by each non-employee director.  None of our non-employee directors held unvested stock awards as of December 28, 2013.

Name	Options Outstanding at Year End
Steven Cakebread	—
Tony Florence	—
Amanda Ginsberg	35,000
J. Sanford Miller	—
Patricia Nakache	—
Victor Pascucci III	—
Antonio Rodriguez	—
Brian Swette	105,000

In December 2013, the Board approved the following cash payments to our three non-employee directors who are not affiliated with our venture capital firm stockholders, or our non-affiliated directors. The payment of such amounts were approved in connection with and contingent upon the closing of our initial public offering and prorated from the date of closing of the offering to the end of 2014:

Steven Cakebread	$50,000
Amanda Ginsberg	$30,000
Brian Swette	$50,000

Additionally, in connection with our initial public offering in January 2014, the Board granted stock option awards to our non-affiliated directors, in each case having a fair value as set forth in the table below:

Steven Cakebread	$150,000
Amanda Ginsberg	$100,000
Brian Swette	$150,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 14, 2014 by:

•                  each person known by us to beneficially own more than 5% of our common stock;

•                  each of our directors;

•                  each of our named executive officers; and

•                  all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and percentage ownership is based on 30,981,267 shares outstanding as of April 14, 2014. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days after April 14, 2014 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Care.com, Inc., 201 Jones Road, Suite 500, Waltham, Massachusetts 02451. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding
5% Stockholders

Matrix Partners VII, LP(1)	5,428,869	17.5%
Entities affiliated with Trinity Ventures IX, L.P.(2)	3,514,027	11.3%
Entities affiliated with New Enterprise Associates 13, LP(3)	3,260,989	10.5%
Institutional Venture Partners XIII, L.P.(4)	2,492,080	8.0%
Entities affiliated with USAA(5)	2,268,214	7.3%
Stephanie and William Breedlove(6)	1,867,778	6.0%

Named Executive Officers and Directors
Sheila Lirio Marcelo(7)	1,839,779	5.9%
David Krupinski(8)	282,937	*
John Leahy(9)	71,478	*
Steven Cakebread	—	—
Tony Florence	—	—
Amanda Ginsberg(10)	19,687	*
J. Sanford Miller(11)	2,492,080	8.0%
Antonio Rodriguez(12)	5,428,869	17.5%
Brian Swette(13)	359,270	1.2%

All executive officers and directors as a group (ten persons)(14)	10,608,850	33.1%

* Less than 1%

(1)         Matrix VII Management Co., L.L.C. is the General Partner of Matrix Partners VII, L.P., or Matrix VII. Antonio Rodriguez is a Managing Member of Matrix VII Management Co., L.L.C., and in such capacity has sole voting and dispositive power with respect to the shares of our common stock held by Matrix VII. The address of Matrix VII is 101 Main Street, 17th Floor, Cambridge, Massachusetts 02142.

(2)         Consists of (a) 3,412,325 shares held by Trinity Ventures IX, L.P., (b) 57,935 shares held by Trinity IX Entrepreneurs’ Fund, L.P. and (c) 43,767 shares held by Trinity IX Side-By-Side Fund, L.P. Trinity TVL IX, LLC is the general partner of Trinity Ventures IX, L.P., Trinity IX Entrepreneurs’ Fund, L.P. and Trinity IX Side-By-Side Fund, L.P. Noel J. Fenton, Patricia E. Nakache, Lawrence K. Orr, Augustus O. Tai and Fred Wang are the managing members of Trinity TVL IX, LLC and may be deemed to have shared voting and investment control with respect to these shares. The address of Trinity Ventures is 3000 Sand Hill Road, Building 4, Suite 160, Menlo Park, California 94025.

(3)         Consists of (a) 3,256,013 shares held by New Enterprise Associates 13, L.P., or NEA 13, and (b) 4,976 shares held by NEA Ventures 2010, L.P., or NEA Ventures 2010. The shares of our common stock held by NEA 13 are indirectly held by NEA Partners 13, L.P., or NEA Partners 13, its sole general partner, NEA 13 GP, LTD, or NEA 13 LTD, the sole general partner of NEA Partners 13, and each of the individual directors of NEA 13 LTD. The individual directors of NEA 13 LTD are M. James Barrett, Forest Baskett, Ryan D. Durant, Patrick J. Kerins, Krishna “Kittu” Kolluri, David M. Mott, Scott D. Sandell, Ravi Viswanathan and Harry R. Weller, which we refer to collectively as the NEA 13 Directors. The shares held by NEA Ventures 2010 are indirectly held by Karen P. Welsh, the general partner of NEA Ventures 2010. NEA Partners 13, NEA 13 LTD and the NEA 13 Directors share voting and dispositive power with regard to the shares held by NEA 13. Karen P. Welsh has voting and dispositive power with regard to the shares held by NEA Ventures 2010. The address of NEA 13 and NEA Ventures 2010 is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.

(4)         Institutional Venture Management XIII LLC, or IVM XIII, is the General Partner of Institutional Venture Partners XIII, L.P., or IVP XIII. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps, as Managing Directors of IVM XIII, may be deemed to have shared voting and dispositive power with respect to the shares held by IVP XIII. The address for IVP XIII is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.

(5)         Consists of 1,134,107 shares held by each of USAA and USAA Casualty Insurance Company. USAA Casualty Insurance Company is a wholly owned subsidiary of USAA. The address for USAA and USAA Casualty Insurance Company is 9800 Fredericksburg Road, San Antonio, Texas 78288.

(6)         Consists of (a) 224,751 shares held by Stephanie Breedlove, (b) 224,751 shares held by William Breedlove, the husband of Stephanie Breedlove, (c) 709,138 shares held by The Breedlove Enterprises Irrevocable Trust, of which Mr. and Mrs. Breedlove are co-trustees and (d) 709,138 shares held by the Breedlove Family Irrevocable Trust, of which Mr. Breedlove is trustee.

(7)         Consists of (a) 682,763 shares held directly by Ms. Marcelo, (b) 427,237 shares held by The Sheila L. Marcelo 2012 Five-Year Grantor Retained Annuity Trust, of which Ms. Marcelo is the trustee, (c) 721,092 shares issuable to Ms. Marcelo upon exercise of stock options exercisable within 60 days after April 14, 2014 and (d) 8,687 shares issuable to Ronald Marcelo, Ms. Marcelo’s husband, upon exercise of stock options exercisable within 60 days after April 14, 2014.

(8)         Consists of (a) 155,750 shares held directly by Mr. Krupinski and (b) 127,187 shares issuable to Mr. Krupinski upon exercise of stock options exercisable within 60 days after April 14, 2014.

(9)         Consists of 71,478 shares issuable to Mr. Leahy upon exercise of stock options exercisable within 60 days after April 14, 2014.

(10)  Consists of shares issuable to Ms. Ginsberg upon exercise of stock options exercisable within 60 days after April 14, 2014.

(11)  Consists of shares described in Note (4) above. Mr. Miller is a general partner of IVP XIII and, as such, may be deemed to share voting and dispositive power over the shares held by IVP XIII.

(12)  Consists of shares described in Note (1) above.

(13)  Consists of (a) 41,530 shares held by Mr. Swette as trustee of GRAT #2 under Brian T. Swette 2010 Master Grantor Retained Annuity Trust Agreement dated 3/1/10, (b) 41,530 shares held by Kelly Swette, Mr. Swette’s wife and trustee of GRAT #2 under Kelly Swette 2010 Master Grantor Retained Annuity Trust Agreement dated 3/1/10, (c) 179,960 shares held by the Swette Family Trust—2000, of which Mr. Swette is a co-trustee, and (d) 96,250 shares issuable upon exercise of stock options exercisable within 60 days after April 14, 2014.

(14)  See footnotes 1 through 13 above. Includes 1,087,631 shares issuable upon exercise of stock options exercisable within 60 days after April 14, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

The Company’s officers, directors and 10% stockholders did not become subject to the reporting requirements of Section 16(a) until January 23, 2014 and, therefore, there were no reports required during the fiscal year ended December 28, 2013. In January 2014, the Company awarded stock options to each of Steven Cakebread, Amanda Ginsberg and Brian Swette, the non-employee members of the Board who are not affiliated with our venture capital firm stockholders.  In March 2014, the Company awarded stock options to each of Sheila Lirio Marcelo, John Leahy, David Krupinski and Diane Musi. Each of the Forms 4 reporting these directors’ and officers’ awards was timely filed.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Care.com stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Corporate Secretary, Care.com, Inc., 201 Jones Road, Suite 500, Waltham, Massachusetts 02451 or (3) contact our Investor Relations department by telephone at (781) 795-7244 or via email at investors@care.com. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Annual Reports

The 2013 Annual Report to Stockholders is being mailed with this Proxy Statement to those stockholders that received a copy of the proxy materials in the mail. Requests for copies of our 2014 Annual Report to Stockholders may also be directed to the Corporate Secretary, Care.com, Inc., 201 Jones Road, Suite 500, Waltham, Massachusetts 02451.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Care.com stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, Care.com, Inc., 201 Jones Road, Suite 500, Waltham, Massachusetts 02451.

By Order of the Board of Directors

Diane M. Musi General Counsel and Corporate Secretary

April 22, 2014

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Sheila Lirio Marcelo Class I director O Steven Cakebread Class I director 2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 27, 2014 In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all Director nominees in Proposal 1 and FOR Proposal 2. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF CARE.COM, INC. May 30, 2014 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- 20230000000000001000 9 053014 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18681/ MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

0 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 CARE.COM, INC. Proxy for Annual Meeting of Stockholders on May 30, 2014 Solicited on Behalf of the Board of Directors The undersigned hereby appoints John Leahy and Diane Musi, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Care.com, Inc., to be held on May 30, 2014 at 10:00 am at the offices of Latham & Watkins LLP, located in the John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston, MA 02116, and at any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side.)